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                                                                    Exhibit 99.1

                          INVESTOR CONTACT: Laurel Lefebvre
                                            Director, Investor Relations
                                            508-253-4080

                             MEDIA CONTACT: Deborah Hohler
                                            Public Relations Manager
                                            508-253-8509

     STAPLES TO ACQUIRE GUILBERT'S MAIL ORDER BUSINESS FOR 825 MILLION EUROS

          EUROPEAN EXPANSION STRATEGY REPRESENTS MAJOR GROWTH PLATFORM

  STAPLES TO ENTER THE FAST-GROWING MAIL ORDER BUSINESS IN FRANCE, ITALY, SPAIN
                  AND BELGIUM AND EXPAND IN THE UNITED KINGDOM


FRAMINGHAM, MASS.--AUGUST 22, 2002,-- Staples, Inc. (Nasdaq: SPLS) announced today a definitive agreement to purchase the mail order business of Guilbert, a leading direct mail office products reseller to small businesses in Europe. Staples will purchase the mail order business from the Pinault-Printemps-Redoute Group (PPR) for 825 million euros. With this acquisition, Staples will enter the fast-growing office supplies mail order market in France, Italy, Spain and Belgium and strengthen its mail order presence in the United Kingdom. Subject to the approval of European authorities, the transaction is expected to be completed in the Fall.

          "Expanding Staples' mail order business in Europe is a key strategic growth platform for us. Europe is the largest market next to the U.S. and delivery is the fastest growing segment," said Ron Sargent, Staples President and Chief Executive Officer. "We are thrilled to gain a terrific business and strong management team that will build on the foundation of our European retail and delivery operations. Together we aim to be the best office supplies provider to Europe's small businesses."
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         Staples expects the purchase to be neutral to earnings in 2002, and accretive to earnings in 2003 by approximately $0.02 per share.

         Based outside of Paris, this mail order business is a leading office supplies and furniture supplier serving Europe's small businesses. In 2001, this business reported 441 million euros in sales. It is the number one office products mail order business in France, Italy, Spain and the second largest in the United Kingdom. A division of PPR, this mail order and e-commerce business has nearly 1,500 associates and operates as JPG and Bernard in France and Belgium, MondOffice in Italy, Kalamazoo in Spain and Neat Ideas in the United Kingdom.

          "Joining Staples, a global provider of office products, will benefit both our customers and associates," said Salvatore Perri, Chief Executive Officer of Guilbert's mail order business. "Staples is a highly regarded multi-channel business and together we can provide our customers with convenience, great prices and terrific service."

         The mail order business will continue to operate under its own brand names and become part of Staples' European business. Salvatore Perri will lead the mail order business and report to Basil Anderson, Vice Chairman of Staples.

         Staples will host a live Internet broadcast of a conference call today at 10:00 a.m. Eastern discussing details of this acquisition. Individuals may access the broadcast from Staples' Web site directly at http://investor.staples.com. A replay of the conference call will be available at http://investor.staples.com from 1:30 p.m. Eastern on August 22, through midnight on Friday, August 30.

ABOUT STAPLES

Staples, Inc. is an $11 billion retailer of office supplies, business services, furniture and technology to consumers and businesses from home-based businesses to Fortune 500 companies in the United States, Canada, the United Kingdom, Germany, the Netherlands and Portugal. Headquartered outside Boston, Staples invented the office superstore concept and today is the largest operator of office superstores in the world. The company has approximately 53,000 associates serving customers through more than 1,400 office

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superstores, mail order catalogs, e-commerce and a contract business. More information about the company is available at http://www.staples.com.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: Staples' market is highly competitive and Staples may not continue to compete successfully; Staples may be unable to continue to successfully open new stores; Staples' new Dover format store may not be successful; Staples' quarterly operating results are subject to significant fluctuation impacted by the extent to which sales in new stores result in the loss of sales in existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses and seasonality; Staples' operating results may be impacted by changes and uncertainty in the economy; Staples' stock price may fluctuate based on market expectations; Staples' growth may continue to strain operations; Staples' European operations may not become profitable; Staples' International operations expose Staples to the unique risks inherent in foreign operations; Staples may be unable to obtain adequate future financing; and those factors discussed in Staples' Annual Report on Form 10-K for the year ending February 2, 2002, which is on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.


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